Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment No.2 to the Registration Statement (Form F-3, file No.333-160784) and related Prospectus of OceanFreight Inc. for the registration of its common shares, preferred shares, preferred share purchase rights, debt securities, guarantees, warrants, purchase contracts, and units, and to the incorporation by reference therein of our reports dated March 19, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of OceanFreight Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

September 17, 2009
Athens, Greece.